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                                 EXHIBIT 4(C)

                             WAL-MART STORES, INC.
                          DIRECTOR COMPENSATION PLAN

PURPOSE. This Director Compensation Plan is established to allow the outside directors of Wal-Mart Stores, Inc. Wal-Mart to participate in the ownership of Wal-Mart through ownership of shares of the Wal-Mart common stock or deferred stock units. In addition, the Plan is intended to allow Wal-Mart's outside directors to defer all or a portion of their compensation for their service as directors.

DEFINITIONS.  The following words have the definitions given them below.

"AFFILIATE" means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association that is controlled by Wal-Mart.

"BOARD" means the board of directors of Wal-Mart.

"BUSINESS DAY" means a day on which Wal-Mart's executive offices in Bentonville, Arkansas are open for business and on which trading is conducted on the Exchange.

"COMMON STOCK" means the Common Stock, $0.10 par value per share, of Wal-Mart.

"COMPENSATION DATE" means the last Business Day of each calendar quarter.

"DEFERRAL ACCOUNT" means an account maintained in the Special Ledger for a Director to which cash equivalent amounts allocable to the Director under this Plan are credited.

"DIRECTOR" means any director of Wal-Mart who is not an employee of Wal-Mart or an Affiliate.

"DISTRIBUTION DATE" means the date on which a Director ceases to be a director of Wal-Mart or on which a Director becomes employed by Wal-Mart or an Affiliate

"FAIR MARKET VALUE" means, as to any particular day, the average of the highest and lowest price quoted for a share of Common Stock trading on the New York Stock Exchange on that day, or if no such prices were quoted for the shares of Common Stock on the New York Stock Exchange for that day for any reason, the average of the highest and lowest prices quoted on the last Business Day on which prices were quoted. The highest and lowest prices for the shares of Common Stock shall be those published in the edition of The Wall Street Journal or any successor publication for the next Business Day.

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"FIRST COMPONENT" means the portion of the Retainer payable to a Director that accounts for at least one-half of the Retainer and that is payable in Shares and may be deferred by crediting Units to a Unit Account maintained for the Director.

"INTEREST RATE" means the annual rate at which interest is deemed to accrue on the amounts credited in a Deferral Account for a Director. The annual rate shall be set by the Board or a committee of the Board and may be changed from time to time as necessary to reflect prevailing interest rates.

"PLAN YEAR" means each 12-month period beginning on each January 1 and ending on each December 31.

"RETAINER" means the amount of compensation set by the Board from time to time as payable to a Director in each Plan Year on the terms and subject to conditions stated in this Plan, subject to reduction for any portion thereof that a Director elects to defer as provided in this Plan.

"SECOND COMPONENT" means the balance of the Retainer payable to a Director (after reduction for the First Component) and that is (1) payable in cash or (2) by crediting an amount to a Deferral Account maintained for the Director.

"SHARES" means shares of the Common Stock.

"SPECIAL LEDGER" means a record established and maintained by Wal-Mart in which the Deferral Accounts and Units Accounts for the Directors, if any, and the Units and/or amounts credited to the accounts are noted.

"UNIT ACCOUNT" shall mean the account maintained in the Special Ledger for a Director to which Units allocable to the Director under this Plan are credited.

"UNIT" means a credit in a Unit Account representing one Share.

ANNUAL RETAINER. During each Plan Year in which a person is a Director during the existence of this Plan, the Director will be eligible to receive the Retainer payable as follows:

At least one-half of the Retainer shall be and, at the Director's option, up to the full amount of the Retainer (defined above as the "First Component") will be
(1) payable to the Director in Shares or (2) at the Director's option, deferred by Wal-Mart crediting Units to a Unit Account maintained for the Director as provided in this Plan.

The balance of the Retainer (defined above as the "Second Component") shall be
(1) payable in cash or (2) at the Director's option, deferred by Wal-Mart crediting a Deferral Account maintained for the Director as provided in this Plan with an amount that would be otherwise payable to the Director in cash.

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     The Retainer will be payable in arrears in equal quarterly installments on each Compensation Date unless deferred as provided below. Each quarterly installment will consist of one-fourth of the First Component and one-fourth of the Second Component, if any, for each Director.

ELECTIONS. Each Director who was a Director during the prior Plan Year must elect by no later than December 31 of the prior Plan Year how he or she will receive the Retainer. Each Director who becomes a Director during a Plan Year must elect within 30 days after becoming a Director how he or she will receive the Retainer. Each election must be made by the Director filing an election form with the Secretary of Wal-Mart. If a Director does not file an election form for each Plan Year by the specified date, the Director will be deemed to have elected to receive and defer the Retainer in the manner elected by the Director in his or her last valid election. Any person who becomes a Director during a Plan Year and does not file the required election within 30 days will be deemed to have elected to receive all of the Retainer in Shares. Any election to defer a portion of the Retainer made by a person who becomes a Director during a Plan Year will be valid as to the portion of the Retainer received after the election is filed with the Secretary of Wal-Mart. When an election is made for a Plan Year, the Director may not revoke or change that election.

THE SHARES.    If a Director elects to receive Shares in payment of all or any part of the Director's Retainer, the number of Shares to be issued on any Compensation Date shall equal one-fourth of the amount of the Retainer to be paid in Shares for the Plan Year divided by the Fair Market Value of a Share on the Compensation Date. Any Shares issued under this Plan will be registered under the Securities Act of 1933, as amended, and, so long as shares of the Common Stock are listed for trading on the New York Stock Exchange, will be listed for trading on the New York Stock Exchange.

THE UNITS. If a Director defers any portion of the Retainer in the form of Units, then on each Compensation Date, Wal-Mart will credit a Unit Account maintained for the Director with a number of Units equal to (1) one-fourth of the dollar amount of the Retainer that the Director has elected to defer in the form of Units for the Plan Year divided by (2) the Fair Market Value on the Compensation Date. If the Common Stock is the subject of a stock dividend, stock split, or a reverse stock split, the number of Units will be increased or decreased, as the case may be, in the same proportion as the outstanding shares of Common Stock. Wal-Mart will credit to the Director's Unit Account on the date any dividend is paid on the Common Stock, an additional number of Units equal to (I) the aggregate amount of the dividend that would be paid on a number of Shares equal to the number of Units credited to the Director's Unit Account on the date the dividend is paid divided by (II) the Fair Market Value on that date.

DEFERRAL ACCOUNT.   If a Director defers receipt of any portion of the Retainer by having an amount credited to a Deferral Account, then on each Compensation Date, Wal-Mart will credit to the Director's Deferral Account an amount equal to one-fourth of the dollar amount of the Retainer deferred for the Plan Year. On the last day of each Plan Year, Wal-Mart will also credit the Deferral Account with interest, calculated at the Interest Rate, on the aggregate amount credited to the Deferral Account.

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DISTRIBUTION OF THE AMOUNTS IN A UNIT ACCOUNT.  After the Distribution Date for
a former Director, Wal-Mart will issue to the former Director that number of Shares equal to the number of Units with which the former Director's Unit Account is credited. The former Director may elect to receive all of the Shares at one time or in up to 10 annual installments as described below. If the Director has elected to receive all of the Shares at one time, Wal-Mart will issue the Shares as soon as practicable after the Distribution Date.

     If the former Director has elected to receive the Shares in installments, a pro rata number of Shares will be issued for each installment plus additional Shares equal to the Units credited to the Unit Account respecting dividends paid on the Common Stock since the last installment was made. Wal-Mart will issue the first installment of Shares as soon as practicable after the former Director's Distribution Date. The remaining installments of Shares will be issued on or about each anniversary of the Director's Distribution Date.

DISTRIBUTION OF THE AMOUNTS IN A DEFERRAL ACCOUNT. After the Distribution Date for a former Director, Wal-Mart will pay the former Director cash equal to the amount with which the former Director's Deferral Account is credited. The former Director may elect to receive all of the cash at one time or in up to 10 annual installments as described below. If the former Director has elected to receive all of the cash at one time, Wal-Mart will pay the cash to the former Director as soon as practicable after the Distribution Date.

     If the former Director has elected to be paid the cash in installments, a pro rata portion of the amount credited to the Deferral Account on the Distribution Date will be paid in each installment, along with the additional amount credited to the Deferral Account as interest since the last installment was paid. Wal-Mart will pay to the former Director the cash to be paid in the first installment as soon as practicable after Distribution Date. The remaining installments of cash shall be paid on or about each anniversary of the Director's Distribution Date.

CONVERSION OF ACCOUNTS. At any time prior to the Distribution Date, a Director who has a Deferral Account may convert all or any portion of the Deferral Account into Units credited to a Unit Account. The number of Units to be credited to the Director's Unit Account upon the conversion shall equal (1) the amount credited to the Director's Deferral Account so converted divided by (2) the Fair Market Value on the date of the Director's election to convert.

     At any time prior to the Distribution Date, a Director who has a Unit Account may convert all or any portion of the Unit Account into a Deferral Account. The cash amount to be credited to the Director's Deferral Account upon the conversion shall equal (1) the number of Units credited to his or her Unit Account so converted multiplied by (2) the Fair Market Value on the date of the Director's election to convert.

     Any election to convert must be made on a form prescribed by Wal-Mart and filed with its Secretary. The conversion of a Unit Account or a Deferral Account shall be deemed to occur on the date of the Director's election.

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DISTRIBUTION IN THE EVENT OF A DIRECTOR'S DEATH.  Each Director who defers any part of the Retainer payable to him or her in any Plan Year must designate one or more beneficiaries of the Director's Deferral Account and Unit Account, who may be changed from time to time. The designation of a beneficiary must be made by filing with Wal-Mart's Secretary a form prescribed by Wal-Mart. If no designation of a beneficiary is made, any deferred benefits under this Plan will be paid to the Director's or former Director's estate. If a Director dies while in office or a former Director dies during the installment payment period, Wal-Mart will issue the Shares and pay the amounts of cash that are issuable and payable to the Director or former Director at one time as soon as practicable after the death of the Director or the former Director.

TIMING OF ELECTION TO RECEIVE DEFERRED BENEFITS IN INSTALLMENTS. If the Director wants the benefits distributed in installments, the election to receive payments in installments must be on file for a period of at least 12 full months prior to the Director ceasing to be a director of Wal-Mart. The last valid election on file with Wal-Mart's Secretary for at least 12 full months will be the given effect by Wal-Mart in distributing the benefits.

WITHHOLDING FOR TAXES.   Wal-Mart will withhold the amount of cash and Shares
necessary to satisfy Wal-Mart's obligation to withhold federal, state, and local income and other taxes on any benefits received by the Director, the former Director or a beneficiary under this Plan.

NO TRANSFER OF RIGHTS UNDER THIS PLAN. A Director or former Director shall not have the right to transfer, grant any security interest in or otherwise encumber rights he or she may have under this Plan, any Deferral Account or any Unit Account maintained for the Director or former Director or any interest therein. No right or interest of a Director or a former Director in a Deferral Account or a Unit Account shall be subject to any forced or involuntary disposition or to any charge, liability, or obligation of the Director or former Director, whether as the direct or indirect result of any action of the Director or former Director or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors' rights law. Any action attempting to effect any transaction of that type shall be null, void, and without effect.

UNFUNDED PLAN.      This Plan will be unfunded for federal tax purposes.  The
Deferral Accounts and the Unit Accounts are entries in the Special Ledger only and are merely a promise to make payments in the future. Wal-Mart's obligations under this Plan are unsecured, general contractual obligations of Wal-Mart.

AMENDMENT AND TERMINATION OF THE PLAN.   The Board or the Compensation and
Nominating Committee of the Board may amend or terminate this Plan at any time. An amendment or the termination of this Plan will not adversely affect the right of a Director, former Director, or Beneficiary to receive Shares issuable or cash payable at the effective date of the amendment or termination or any rights that a Director, former Director, or a Beneficiary has in any Deferral Account or Unit Account at the effective date of the amendment or termination. If the Plan is terminated, however, Wal-Mart may, at its option, accelerate the payment of all deferred and other benefits payable under this Plan.

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GOVERNING LAW.      This Plan shall be governed by the laws of the State of
Arkansas, except that any matters relating to the internal governance of Wal-Mart shall be governed by the General Corporation Law of Delaware. Wal-Mart has the right to interpret this Plan, and any interpretation by Wal-Mart shall be conclusive as to the meaning of this Plan.

EFFECTIVE DATE AND TRANSITION.      This Plan amends and restates in full the
Wal-Mart Stores, Inc. Directors Deferred Compensation Plan adopted on March 7, 1991 and as ratified by the stockholders of Wal-Mart on June 5, 1992. The effective date of this amendment and restatement of that Plan shall be January 1, 1997, and the Plan became operative and in effect on the date, subject only to the ratification of the Plan by the stockholders of Wal-Mart at Wal-Mart's 1997 annual stockholders' meeting. The Board has reserved and authorized for issuance pursuant to the terms and conditions of this Plan 1,000,000 shares of Common Stock.

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